Exhibit 99.1

Allied Motion Reports Results For the Second Quarter Ended June 30, 2013

AMHERST, N.Y.--(BUSINESS WIRE)--August 5, 2013--Allied Motion Technologies Inc. (NASDAQ: AMOT) today announced the results for the quarter ended June 30, 2013 with net income of $819,000 or $.09 per diluted share compared to net income of $1,817,000 or $.21 per diluted share for the quarter ended June 30, 2012. Revenues for the quarter decreased 5.5% to $25,352,000 compared to $26,836,000 last year with foreign sales up 2.7% and sales in the U.S. down 11.6%. Cash at June 30, 2013 increased to $11,256,000 compared to $9,728,000 at December 31, 2012.

The results for the quarter include $234,000 ($159,000 net of tax) of relocation expense to move our corporate office and key employees from Denver, CO to Amherst, NY and $565,000 ($384,000 net of tax) of new business development expenses in conjunction with a potential acquisition. Additionally, net income for the quarter ended June 30, 2012 included $301,000 (or $222,000 net of tax) received as a concession payment from a landlord for early termination of a building lease. Excluding these non-recurring items, the company achieved adjusted net income for the quarter of $1,362,000 ($.15 per diluted share) compared to $1,595,000 ($.18 per diluted share) for the same period last year.

Beginning in 2013, we no longer include the full value of blanket purchase orders when received from customers and only report them as bookings when they are released to production. To ensure an accurate comparison, we will present bookings and backlog throughout 2013 in the same manner as the prior year. Bookings for the quarter ended June 30, 2013 were $26.4 million compared to last year’s bookings of $23.7 million using the prior method and $23.5 million using the new method. Backlog as of June 30, 2013 was $26.9 million using the new method and was $35.4 million using the prior method compared to $36.7 million as of June 30, 2012.

“Sales in the second quarter of 2013 were up slightly from the first quarter of the year with our served markets in medical, vehicle and A&D down, while our electronics and industrial markets were up. During the remainder of 2013, we will continue to closely monitor our served markets as we believe they have stabilized and, other than for the normal summer season business downturns in Europe, we do expect modest growth as we move through the year,” commented Dick Warzala, President and CEO of Allied Motion. “As previously mentioned, we did incur new business development expenses in conjunction with a potential acquisition which the Company is continuing to pursue. Our balance sheet is strong and our cash net of debt position increased by $2,668,000 in the second quarter to $10,689,000 which puts us in a good position to support our growth strategy in the future. To further support our growth, our platform product development efforts continually create new opportunities for our company by designing innovative “Motion Solutions That Change the Game” and meet the current and emerging needs of our customers in our served market segments.”

During the six months ended June 30, 2013, the Company achieved net income of $1,779,000 or $.20 per diluted share compared to net income of $2,975,000 or $.35 per diluted share for the same six months last year. Revenues decreased 5.9% to $50,495,000 compared to $53,683,000 last year with foreign sales up 1.2% and sales in the U.S. down 11.6%. Of the total 5.9% decrease in sales, 6.6% is due to a decrease in sales volume, partially offset by a 0.7% favorable currency change with the dollar weakening against the Euro and the Swedish Krona.

As previously mentioned, the results for the six months ended June 30, 2013 include $234,000 ($159,000 net of tax) of relocation expense to move our corporate office and key employees from Denver, CO to Amherst, NY and $638,000 ($434,000 net of tax) of new business development expenses in conjunction with a potential acquisition. Additionally, net income for the six months ended June 30, 2012 included $301,000 (or $222,000 net of tax) received as a concession payment from a landlord for early termination of a building lease. In addition to the $301,000 gain discussed above, the results for the six months ended June 30, 2012, also included a pretax charge of $238,000 ($178,000 net of tax) that was recorded in the first quarter of 2012 to cover the expected costs of replacing certain products in the field due to an incorrect electronic component in a printed circuit board supplied by one of the Company’s sub-contract suppliers. Excluding these non-recurring items, adjusted net income for the six months of 2013 would have been $2,372,000 or $.27 per diluted share, compared to $2,931,000 or $.34 per diluted share for the same six months of last year.

Bookings for the first six months this year were $44.4 million compared to $46.7 million for the same six months last year or a drop of 4.9%. As previously mentioned, beginning in 2013, we no longer include the full value of blanket purchase orders when received from customers and only report them as bookings when released to production. Bookings for the six months ended June 30, 2013 were $51.6 million compared to last year’s bookings of $46.7 million using the prior method and $44.4 million using the new method. On a comparable basis, orders have increased 10.5% compared to the same period last year.

Headquartered in Amherst, NY, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s August 6, 2013 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the word “believe,” “anticipate,” “expect,” “project,” “intend,” “will continue,” “will likely result,” “should” or words or phrases of similar meaning. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include those associated with the present economic circumstances in the United States and throughout Europe, general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the loss of significant customers or enforceability of the Company’s contracts in connection with a merger, acquisition, disposition, bankruptcy, or otherwise, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support external growth and new technology, the ability of the Company to successfully integrate an acquired business into the Company’s business model without substantial costs, delays, or problems, the ability of the Company to establish low cost region manufacturing and component sourcing capabilities, and the ability of the Company to control costs, including relocation costs, for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC.
FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
HIGHLIGHTS OF OPERATING RESULTS	2013	2012	2013	2012
Revenues	$25,352	$26,836	$50,495	$53,683
Cost of products sold	17,817	18,685	35,437	37,895
Gross margin	7,535	8,151	15,058	15,788
Selling expenses	1,214	1,290	2,507	2,655
General and administrative expenses	2,715	2,978	5,584	5,854
Engineering and development expenses	1,658	1,563	3,405	3,116
Business development costs	565	--	638	--
Relocation costs	234	--	234	--
Amortization of intangible assets	85	166	169	340
Total Operating Expenses	6,471	5,997	12,537	11,965
Other income, net	124	370	79	309
Income before income taxes	1,188	2,524	2,600	4,132
Provision for income taxes	(369)	(707)	(821)	(1,157)

Net income	$819	$1,817	$1,779	$2,975
PER SHARE AMOUNTS:
Diluted income per share	$0.09	$0.21	$0.20	$0.35
Diluted weighted average common shares	8,806	8,675	8,766	8,621

	June 30,	December 31,
CONDENSED BALANCE SHEETS	2013	2012
Assets
Current Assets:
Cash and cash equivalents	$11,256	$9,728
Trade receivables, net	11,803	10,806
Inventories, net	13,974	14,701
Other current assets	1,592	2,794
Total Current Assets	38,625	38,029
Property, plant and equipment, net	9,065	8,631
Deferred income taxes	4,064	4,103
Intangible assets, net	2,228	2,431
Other long-term assets, net	2,572	1,991
Goodwill	5,692	5,782
Total Assets	$62,246	$60,967

Liabilities and Stockholders’ Equity
Current Liabilities:
Debt obligations	$567	$397
Accounts payable	6,046	5,748
Accrued Liabilities	4,560	5,926
Total Current Liabilities	11,173	12,071
Deferred Income Taxes	875	935
Other long-term liabilities	6,325	5,809
Total Liabilities	18,373	18,815
Stockholders’ Equity	43,873	42,152
Total Liabilities and Stockholders’ Equity	$62,246	$60,967

	For the Six Months Ended
	June 30,
CONDENSED STATEMENTS OF CASH FLOWS	2013	2012
Cash flows from operating activities:
Net income	$1,779	$2,975
Depreciation and amortization	830	980
Other	260	625
Changes in working capital	(128)	(4,004)
Net cash provided by operating activities	2,741	576

Cash flows from investing activities:
Consideration paid for acquisition	--	(1,350)
Purchase of property and equipment	(1,170)	(1,532)
Net cash used in investing activities	(1,170)	(2,882)

Cash flows from financing activities:
Borrowings on line of credit	160	--
Stock transactions under company stock plans	414	347
Dividends paid	(422)	(418)
Net cash provided by (used in) financing activities	152	(71)

Effect of foreign exchange rate changes on cash	(195)	(55)
Net increase (decrease) in cash and cash equivalents	1,528	(2,432)
Cash and cash equivalents at beginning of period	9,728	9,155
Cash and cash equivalents at June 30	$11,256	$6,723

Reconciliation of Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles, (“GAAP”). Allied Motion’s management uses the non-GAAP measure “adjusted net income” in their analysis of the Company’s performance. This measure, as used by Allied Motion in past quarters adjusts net income determined in accordance with GAAP to reflect changes in financial results associated with the highlighted charges and income items. Management believes the presentation of this financial measure reflecting these non-GAAP adjustments provides important supplemental information in evaluating the operating results of the Company as distinct from results that include items that are not indicative of ongoing operating results; in particular, those charges and credits that are not directly related to operating unit performance, and that are not a helpful measure of the performance of our underlying business particularly in light of their unpredictable nature. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for net earnings determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. This supplemental presentation should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net income determined in accordance with GAAP.

Included below is a reconciliation of non-GAAP adjusted financial measures to reported amounts. Non-GAAP adjusted net income is calculated excluding relocation and other highlighted charges and credits.

	Quarter Ended		Six months ended
	June 30,		June 30,
Net Income Reconciliation (in thousands)	2013	2012	2013	2012
As reported net income	$819	$1,817	$1,779	$2,975
Non-GAAP adjustments, net of tax
Relocation costs	159	--	159	--
Business development costs	384	--	434	--
Concession payment from landlord	--	(222)	--	(222)
Non-recurring replacement costs	--	--	--	178
Non-GAAP adjusted net income	$1,362	$1,595	$2,372	$2,931

Per Share Amounts
Non-GAAP adjusted net income per share (diluted)	$0.15	$0.18	$0.27	$0.34
Diluted weighted average common shares	8,806	8,675	8,766	8,621

CONTACT:
Allied Motion Technologies Inc.
Robert Maida or Sue Chiarmonte, 303-799-8520